Exhibit 99.1


                  U. S. STEEL ANNOUNCES $200 MILLION MANDATORY
                      CONVERTIBLE PREFERRED SHARE OFFERING


     PITTSBURGH, Feb. 3, 2003 - United States Steel Corporation  (NYSE: X)

announced today that it will offer publicly 4 million shares of Series B

Mandatory Convertible Preferred Shares (liquidation preference $50 per share).

The company also will grant the underwriters an over-allotment option to purchase up to an additional 600,000 preferred shares.  The Mandatory

Convertible Preferred Shares will be issued under U. S. Steel's shelf registration.  JPMorgan is serving as bookrunning manager for the offering.

     Proceeds from the offering will be used for general corporate purposes,

including funding working capital, financing potential acquisitions, debt reduction and voluntary contributions to employee benefit plans.

     United States Steel Corporation is an integrated steel producer with annual raw steelmaking capability of 17.8 million tons.  U. S. Steel is engaged in the production, sale and transportation of sheet, plate, tin mill and tubular steel mill products, coke, taconite pellets and coal; the management of mineral resources; real estate development; and engineering and consulting services in the United States; and, through its subsidiary U. S. Steel Kosice, the production and sale of steel products and coke in Central Europe.

     Copies of the prospectus and prospectus supplement related to the public offering may be obtained from J.P. Morgan Securities Inc., Prospectus

Department, One Chase Manhattan Plaza, New York, NY  10081 (Telephone Number

212-552-5121).

                                      -oOo-

     This announcement does not constitute an offer to sell or a solicitation of an offer to buy Mandatory Convertible Preferred Shares. The Mandatory Convertible Preferred Shares will not be sold in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful.